CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-116998 on Form S-8 of our reports dated March 31, 2010, relating to the consolidated financial statements of Novastar Financial, Inc., and the effectiveness of Novastar Financial Inc’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10-K of Novastar Financial Inc. for the year ended December 31, 2009.

/s/ DELOITTE & TOUCHE LLP

Kansas City, MO

March 31, 2010